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                            [LETTERHEAD OF MOHAWK]

NEWS RELEASE
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For Release:    Immediately

Contact:        John D. Swift, Chief Financial Officer


            MOHAWK INDUSTRIES, INC. ANNOUNCES SETTLEMENT IN LAWSUITS


Calhoun, Georgia, August 11, 2000 - Mohawk Industries, Inc. (NYSE:MHK) has reached an agreement in principle to settle two antitrust class actions filed against Mohawk and other carpet manufacturers in the United States District Court in Rome, Georgia. Under the terms of the settlement agreement, Mohawk will contribute $13,500,000 to a settlement fund to resolve price fixing claims brought by a class of purchasers of polypropylene carpet and a proposed settlement class of purchasers of nylon carpet. The settlement is subject to preliminary approval of the court, notice to members of the two settlement classes, certification of the proposed settlement classes and final approval by the court after a hearing. The settlement will be paid in one cash installment after the final approval and the class members are properly notified of their rights in the settlement. After taking into account the impact of reserves established in preceeding periods for potential liabilities, a pre-tax charge of $7,000,000 will be recorded to operating earnings in the third quarter of 2000 in connection with this settlement. The Company denies all wrongdoing and has agreed to settle the case to avoid additional costs to defend the lawsuits.

Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve." Mohawk offers a broad line of area and washable rugs branded by Karastan, Aladdin, Newmark & James and American Rug Craftsmen and decorative throw blankets, placemats, pillows and chairpads branded by American Weavers. Mohawk also offers a complete laminate product line and distributes carpet padding and ceramic tile. The Company markets its products primarily through retailers and dealers.

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